PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	AUGUST 15, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP ANNOUNCES INVESTMENT
IN HzO, INC.

Harris & Harris Group, Inc., (NASDAQ: TINY) today announced it has invested $1,666,667 million in HzO, Inc., as part of a $7 million Series B Preferred financing.

HzO, Inc., manufactures novel industrial coatings.  The company is based in Salt Lake City, Utah.  The HzO technology is a unique process to create a nanoscale coating that protects electronics against damage caused by exposure to water, which is the leading cause of lost function in electronics.  The coating is transparent and can be applied to a variety of surfaces including plastic, metal and glass.  In addition to water repellence, the coating can repel oils, synthetic fluids, hazardous materials, dust and dirt. HzO is planning to roll out its first HzO-coated consumer electronic devices with its partner ZAGG, Inc. in the near term, and integrate its technology in multiple industries including automotive, first responder devices, military devices and vehicles, solar energy, and industrial applications.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.